Exhibit 99.1

Lear Corporation Appoints Kathleen Ligocki

to Board of Directors

SOUTHFIELD, Michigan, September 12, 2012 - Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating and electrical power management systems, today announced that Kathleen Ligocki has been appointed to Lear’s Board of Directors, effective immediately.

Currently, Ligocki is an Operating Executive at Kleiner Perkins Caufield Byers and serves as Chief Executive Officer of Next Autoworks Company, a Kleiner Perkins company. Ligocki also serves on the Board of Directors of Ashland Inc.

“We are extremely pleased to welcome Kathleen to Lear’s Board of Directors. She brings a wide range of leadership experience in the automotive industry, both at automotive suppliers and OEMs,” said Henry D.G. Wallace, non-executive chairman. “We are very fortunate to gain the insight and perspective of such a proven leader.”

Ligocki previously served as CEO of Tower Automotive, a global Fortune 1000 automotive supplier, and GS Motors and led several global divisions of Ford Motor Company. Earlier in her career she held positions at United Technologies and General Motors. Ligocki also serves on a number of nonprofit and academic boards focused on women, families and lifelong education.

Ligocki holds a bachelor’s degree in Liberal Studies from Indiana University, and an MBA from The Wharton School at the University of Pennsylvania.

Lear Corporation is one of the world’s leading suppliers of automotive seating and electrical power management systems. The Company’s world-class products are designed, engineered and manufactured by a diverse team of approximately 106,000 employees located in 36 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available at lear.com.

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